FIFTH AMENDMENT TO FIVE-YEAR CREDIT AGREEMENT

THIS AMENDMENT (herein so called) is entered into as of November 19, 2004 among FMC TECHNOLOGIES, INC., a Delaware corporation (“Borrower”), the Lenders (herein so called) party to the Credit Agreement (hereinafter defined) and BANK OF AMERICA, N.A., as Administrative Agent (as defined in the Credit Agreement) for the Lenders.

Borrower, the Lenders and the Administrative Agent are party to the Five-Year Credit Agreement dated as of April 26, 2001, as amended by that certain First Amendment to Five-Year Credit Agreement dated as of May 30, 2001, that certain Second Amendment to Five-Year Credit Agreement dated as of April 25, 2002, that certain Third Amendment to Five-Year Credit Agreement dated as of April 24, 2003, and that certain Fourth Amendment to Five-Year Credit Agreement dated as of April 8, 2004 (as amended, the “Credit Agreement”), and have agreed, upon the following terms and conditions, to further amend the Credit Agreement in certain respects. Accordingly, for valuable and acknowledged consideration, Borrower, the Lenders and the Administrative Agent agree as follows:

1. Terms and References. Unless otherwise stated in this Amendment, (a) terms defined in the Credit Agreement have the same meanings when used in this Amendment, and (b) references to “Sections”, “Articles” and “Exhibits” are to the Credit Agreement’s sections, articles and exhibits.

2. Amendment. Section 7.06(c) is amended in its entirety to read as follows:

“(c) the Borrower may declare and make Restricted Payments to its stockholders during any twelve consecutive month period in an aggregate amount not to exceed the greater of (i) 50% of its Consolidated Net Income in respect of such period or (ii) $100,000,000; provided that no Default or Event of Default exists at the time of the declaration thereof or would result therefrom.”

3. Conditions Precedent to Effectiveness. This Amendment shall not be effective until the Administrative Agent receives (a) counterparts of this Amendment executed by Borrower, the Required Lenders and the Administrative Agent, (b) such evidence as the Administrative Agent may reasonably request to verify that the execution and delivery of this Amendment by Borrower has been duly authorized by all necessary corporate action and that the Principal Officer of Borrower executing this Amendment has the authority and capacity to do so, and (c) such other documents, instruments and certificates as the Administrative Agent may reasonably request.

4. Representations. Borrower represents and warrants to the Lenders that as of the date of this Amendment, (a) the representations and warranties contained in Article V are true and correct in all material respects except to the extent that such representations and warranties refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date, and (b) no Default or Event of Default has occurred and is continuing.

5. Effect of Amendment. This Amendment is a Loan Document. Except as expressly modified and amended by this Amendment, all of the terms, provisions and conditions of the Loan Documents shall remain unchanged and in full force and effect. The Loan Documents and any and all other documents heretofore, now or hereafter executed and delivered pursuant to the terms of the Credit Agreement are hereby amended so that any reference to the Credit Agreement shall mean a reference to the Credit Agreement as amended hereby.

6. Counterparts. This Amendment may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

7. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

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SIGNATURE PAGES FOLLOW.]

EXECUTED as of the date first stated above.

FMC TECHNOLOGIES, INC.

By: /s/ Joseph J. Meyer

Name: Joseph J. Meyer

Title: Director, Treasury Operations

EXECUTED as of the date first stated above.

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Ronald E. McKaig

Name: Ronald E.McKaig

Title: Senior Vice President

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Ronald E. McKaig

Name: Ronald E.McKaig

Title: Senior Vice President

EXECUTED as of the date first stated above.

DnB NOR BANK ASA, as a Lender

By:	/s/ Nils Fykse

Name: Nils Fykse

Title: Senior Vice President

By:	/s/ Stig Kristiansen

Name: Stig Kristiansen

Title: Vice President

EXECUTED as of the date first stated above.

COOPERATIVE CENTRALE RAIFFEINSEN-
BOERENLEENBANK B.A., “RABOBANK
NEDERLAND” NEW YORK BRANCH, as a Lender

By:	/s/ Ivan Rodriguez

Name: Ivan Rodriguez

Title: Vice President

By:	/s/ Rebecca O. Morrow

Name: Rebecca O. Morrow

Title: Executive Director

EXECUTED as of the date first stated above.

THE ROYAL BANK OF SCOTLAND PLC,
as a Lender

By:	/s/ Philippe Sandmeier

Name: Philippe Sandmeier

Title: Senior Vice President

EXECUTED as of the date first stated above.

WESTLB AG (formerly known as Westdeutsche Landesbank Girozentrale), NEW YORK BRANCH,
as a Lender

By:	/s/ Angelika Seifert

Name: Angelika Seifert

Title: Director

By:	/s/ Walter T. Duffy III

Name: Walter T. Duffy III

Title: Director

EXECUTED as of the date first stated above.

MIZUHO CORPORATE BANK LTD., as a Lender

By:

Name:
Title:

EXECUTED as of the date first stated above.

DANSKE BANK A/S, as a Lender

By:	/s/ Peter L. Hargraves

Name: Peter L. Hargraves

Title: Vice President

By:	/s/ Kim Duch Nielsen

Name: Kim Duch Nielsen

Title: Vice President

EXECUTED as of the date first stated above.

WACHOVIA BANK, N.A., as a Lender

By:	/s/ Sarah T. Warren

Name: Sarah T. Warren

Title: Director

EXECUTED as of the date first stated above.

WELLS FARGO BANK, NATIONAL
ASSOCIATION, successor-by-merger to Wells Fargo Bank Texas, National Association, as a Lender

By:	/s/ Eric R. Hollingsworth

Name: Eric R. Hollingsworth

Title: Vice President

EXECUTED as of the date first stated above.

THE BANK OF NEW YORK, as a Lender

By:	/s/ Mark O’Connor

Name: Mark O’Connor

Title: Vice President

EXECUTED as of the date first stated above.

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Kathleen D. Schurr

Name: Kathleen D. Schurr

Title: Vice President

EXECUTED as of the date first stated above.

CREDIT SUISSE FIRST BOSTON, acting through its New York Branch, as a Lender

By:	/s/ Paul L. Colón

Name: Paul L. Colón

Title: Director

By:	/s/ Vanessa Gomez

Name: Vanessa Gomez

Title: Associate

EXECUTED as of the date first stated above.

NATIONAL CITY BANK, as a Lender

By:	/s/ Jon R. Hinard

Name: Jon R. Hinard

Title: Senior Vice President

EXECUTED as of the date first stated above.

BANCA NAZIONALE DEL LAVORA SPA,
as a Lender

By:

Name:
Title:

EXECUTED as of the date first stated above.

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ R. Michael Newton

Name: R. Michael Newton

Title: Vice President